                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   - - - - - -
                                    FORM 8-K

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                        Date of Report: November 27, 2000

                           GLOBAL ASSET HOLDINGS, INC.

                      - - - - - - - - - - - - - - - - - - -

               (Exact name of Registrant as specified in charter)

Florida                           011-15499                     55-0722193
-------------                  ----------------             --------------------
(State or Other             (Commission File No.)             (IRS Employer
Jurisdiction of                                             Identification No.)
Incorporation)

              11900 Biscayne Blvd., Suite 262, Miami, Florida 33181
      --------------------------------------------------------------------
                    (Address of principal executive officers)

                                  305-981-0539
                              --------------------
                                   (Telephone)

Item 2. Acquisition or Disposition of Assets

On November 14, 2000, we acquired the entire ownership interest of Transvoice Investments, Ltd. ("Transvoice") in SavOnCalling.com, LLC., a Florida limited liability company ("SavOn"). SavOn is engaged in the marketing of casual access long distance services, better known as "10-10 dial around". Dial around is a telecommunications service that allows consumers to select alternative long distance providers by entering the particular carrier identification code (CIC) prior to dialing a long distance telephone call. Transvoice's interest consists of a 51% ownership interest in SavOn which increased to 80% on November 15, 2000 pursuant to an Acquisition Agreement between Teltran and Transvoice dated May 1, 2000. The interest is subject to possible increase in the minority partner's interest to 66.67% upon terms mutually agreeable to the parties. The purchase price of Transvoice's entire interest in SavOn was 2,000,000 shares of our common stock. In addition, if during the period commencing January 1, 2001 and ending June 30, 2002 ("The Earnings Period") the accumulated net after tax income of SavOn is $1,200,000 or greater, then Transvoice shall receive additional shares of our common stock. For each $1.00 of net after tax income of SavOn in excess of $1,200,000 during the Earnings Period, Transvoice shall receive additional shares of our common stock having a market value of $10.00 per share.

Item 7.  Financial Statements, Pro-Forma Information and Exhibits

         (a) and (b)  *

         (c) Exhibits

10.23 Exchange Agreement for the Purchase of Part of SavOnCalling.com, LLC between Global Asset Holdings, Inc. and Transvoice Investments, Ltd. dated November 14, 2000.


* Registrant's filing of financial and pro-forma information relating to the Agreement within fifteen (15) days after the exchange is impracticable. Registrant will file such financial information by amendment hereto no later than sixty (60) days after the filing of this report.

                                   SIGNATURES

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  November 27, 2000

                                             GLOBAL ASSET HOLDINGS, INC.
                                                    (Registrant)



                                             By: /s/ Irving Greenman
                                                -----------------------------
                                                Irving Greenman, President